Exhibit 10.1

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this “Agreement”) is entered into as of the 23rd day of June 2008,

BETWEEN:

Silver Reserve Corp., a Delaware corporation (herein called the “Corporation”) and 1408943 Alberta Ltd., an Alberta corporation (herein called “Consultant”).

RECITALS:

A.	The Corporation wishes to engage the Consultant to assist the Corporation with its efforts to advance and manage the exploration and development of the mineral properties owned by the Corporation.

B.	The Consultant wishes to accept this engagement by the Corporation.

C.	The Corporation’s shares of common stock are traded on OTC Bulletin Board® under the symbol “SLVV.”

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the parties agree as follows:

1.	DEFINITIONS

In this Agreement,

“Agreement” means this agreement as it may be amended from time to time.

“Compensation” means amounts set out in Section 4 hereof.

“Confidential Information” means all confidential or proprietary information about the Corporation, including, without limitation including information about the properties of the Corporation, drilling results, results of exploration programs, information about investments in the Corporation and/or potential investments, information about business combinations and transactions, information about Corporation’s investors and other information that has not been released to the public or is not publicly known about the Corporation;

“Expenses” means amounts set out in Section 5 hereof.

“Term” means the period commencing June 23, 2008 and terminating in accordance with Section 11 hereof.

2.	REPRESENTATION AND WARRANTIES

Each of the Corporation and the Consultant hereby covenant, represent and warrant to each other as follows:

(a)	They have all of the necessary power, authority and capacity to enter into this Agreement.

(b)	This Agreement will constitute valid and binding obligations of each of the parties enforceable against each of them as is applicable in accordance with the terms hereof.

3.	ENGAGEMENT OF THE CONSULTANT - SCOPE OF RESPONSIBILITIES

Consultant shall perform the following services subject to the supervision of the Board of Directors of the Corporation.

•	The duties and responsibilities of the Consultant shall include overseeing the Corporation’s administration and promotion.

•	Assure that the Corporation is meeting all regulatory compliance and reporting matters as required under any applicable securities legislation or exchange regulation.

•	Assure that all officers, directors, consultants and employees are conducting them selves in compliance with the Corporation’s Corporate Governance Manual.

•	Work with other consultant’s engaged by the Corporation and with the officers of the Corporation to advise the Corporation on business plan development;

•
Provide the services of Mason Douglas to act as President of the Corporation such that Mr. Douglas will carry out the responsibilities of the President as provided in the Corporation’s by-laws and in compliance with the Corporation’s corporate governance manual and as further specified by the Company’s board or directors;

•	Work with other officers and staff of the Corporation in assessing the merits of acquiring or disposing of mineral properties or other assets.

•	The Consultant will oversee the preparation and review of the Corporation’s budgets.

•	The Consultant shall perform faithfully the duties assigned to it to the best of its ability.

4.	COMPENSATION

The Corporation agrees to compensate the Consultant as follows for the services provided hereunder:

(a)	Eight thousand five hundred dollars ($8,500) per month.

(b)
In his capacity as President of the Corporation Mr. Douglas shall be entitled to three weeks of vacation (to be taken at the his discretion, so long as not inconsistent with the reasonable business needs of the Corporation) and company holidays in accordance with the Corporation's policies in effect from time to time for its senior executive officers. During said holidays and vacations, Mr. Douglas shall be available by phone or e-mail or will have delegated to a person on the Corporation’s Board of Directors or otherwise directly or indirectly employed by the Corporation who will accept Mr. Douglas’ responsibilities during his absence.

5.	EXPENSES

The Corporation will reimburse the Consultant for all reasonable business expenses actually incurred and paid by the Consultant to third parties during the Term in the performance of the Consultant’s services under this Agreement, upon presentation of expense statements and receipts or such other supporting documentation as the Corporation may reasonably require. Expenses shall be reimbursed in accordance with the Corporation’s policies and procedures. Employees of the Consultant shall travel coach class domestically and business class internationally, subject to flight availability.

6.	TERMS OF PAYMENT

Fees and expenses will be billed monthly by the Consultant to the Corporation.

7.	NATURE OF RELATIONSHIP

The parties acknowledge and agree, solely with respect to the rights and obligations of the Consultant under this Agreement, as follows:

(a)	the relationship of the Consultant to the Corporation is that of an independent contractor; and

(b)	the Corporation and the Consultant are not partners or joint venturers with each other.

8.	NO CONFLICTS OF INTEREST

The Consultant will not engage in any business or other transaction or have any financial or other personal interest, which is incompatible with the performance by the Consultant of the duties under this Agreement in the manner contemplated by this Agreement.

The Corporation acknowledges that the Consultant will provide from time to time similar services for other parties in the mining business which shall not be considered a conflict of interest or violation of this provision, subject to the discharge of the Consultant’s obligations under this Agreement and in particular those related to confidentiality.

9.	NO USE OF CONFIDENTIAL INFORMATION

During and at all times after the Term, Consultant will keep confidential all Confidential Information and will not use for the benefit of the Consultant, its employees or others (except in connection with the business and affairs of the Corporation in the course of providing services hereunder) any Confidential Information and will not disclose Confidential Information to any person except in the course of providing services under this Agreement to a person who is employed by the Corporation or with the Corporation’s prior consent. Consultant represents and warrants to the Corporation that Consultant has experience with publicly held corporate clients and will not engage in insider trading or otherwise violate the securities laws using Confidential Information.

The foregoing prohibition will not apply to any Confidential Information if:

(a)	the Confidential Information is available to the public or in the public domain at the time of disclosure or use, or

(b)	disclosure is required to be made by operation of law, in which case the Consultants will notify the Corporation immediately upon learning of that requirement; or

(c)	disclosure is made with the Corporation’s prior written approval.

10.	NO AUTHORITY TO BIND THE CORPORATION

Without limiting the provisions of Section 3, the Consultant, in its capacity as Consultant under this Agreement, has no authority to act on behalf of, or to hold itself out to be an agent of the Corporation or to bind the Corporation to perform any obligations to any third party and the Consultant will, as appropriate, so inform all third parties with whom the Consultant deals in the performance of its services. The Consultant will not use the name of the Corporation in any advertisement or promotional or marketing material or, without the use of any such name, suggest or imply in any such material that the Consultant has a relationship with the Corporation other than that established by this Agreement, unless otherwise agreed to in writing by the Corporation.

Notwithstanding the foregoing, Mason Douglas, in his capacity as President of the Corporation, shall have authority to bind the Corporation and otherwise fulfil his responsibilities as President, as provided in the Corporation’s by-laws and as specified by the Corporation’s board of directors.

11.	TERM AND TERMINATION

The Term of this Agreement shall be for a one (1) year and shall automatically renew from year to year unless terminated.

Either party may terminate this Agreement at anytime on 90 days’ prior written notice.

A. This Agreement may be terminated upon five (5) days’ prior written notice by the Corporation as follows if:

i.	Mason Douglas is unable to provide his services as President of the Corporation or the consulting services by reason of permanent illness, disability, incapacity or death.

ii.	Breach or default of any obligation of Mason Douglas or the Consultant pursuant to Section 9, of this Agreement.

iii.
Breach or default by Mason Douglas or the Consultant of any other material obligation in this Agreement, which breach or default is not cured within five (5) days of written notice from the Corporation.

B. This Agreement may be terminated upon five (5) days prior written notice by Consultant as follows:

i.	Breach or default of any material obligation of the Corporation, which breach or default is not cured within five (5) days of written notice from Consultant.

ii.
If the Corporation files for protection under the federal bankruptcy laws, or any bankruptcy petition or petition for receiver is commenced by a third party against the Corporation, any of the foregoing remains undismissed for a period of sixty (60) days.

At 6-month intervals during the Term, the chairman of the Board of Directors of the Corporation, along with two directors to be named by the chairman of the Board, will conduct a performance review (a “Review”) of Consultant and may adjust the compensation paid pursuant to this Agreement accordingly.

In the event that this Agreement is terminated, Mason Douglas agrees to resign as President of the Company.

12.	NOTICE

Any notice or communication to be given or made under this Agreement must be in writing and addressed as follows:

(a)	if to the Corporation

Silver Reserve Corp.
1135 Terminal Way
Suite 207B
Reno, Nevada 89502
Phone: 775-322-4448

Fax: 775-322-4458

(b)	if to the Consultant

1408943 Alberta Ltd.
5542 Henwood St. S.W.
Calgary, Alberta T3E 6Z3
ATT: Mason Douglas
Phone: 403-512-6041

and will be deemed to be properly given or made on the earliest of the following:

(a) actual delivery;
(b) 48 hours after being sent by commercial courier service; or
(c) the day following which any telegram or telecopier message is sent.

Notice of change of address for the purpose of notice will also be governed by this section.

13.	ASSIGNMENT

This Agreement may not be assigned by any party, without the prior written consent of the other party, and in the case of the Consultant, without prior written consent of the Board of Directors of the Corporation. Consultant may not provide a substitute for the responsibilities to be carried out by Mason Douglas hereunder without the prior written consent of the Corporation.

14.	HEADINGS

The inclusion of headings in this Agreement is for convenience of reference only and is not to affect construction or interpretation.

15.	INVALIDITY OF PROVISIONS

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any prohibition or unenforceability of that provision in any other jurisdiction. For any provision severed there will be deemed substituted a like provision to accomplish the intent of the parties as closely as possible to the provision as drafted, as determined by any court or arbitrator having jurisdiction over any relevant proceeding, to the extent permitted by the applicable law.

16.	WAIVER, AMENDMENT

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement will be binding unless executed in writing by the party to be bound. The failure of either party at any time to require performance by the other party of any provisions of this Agreement will in no way affect the right of that party to require performance of any other provisions. No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any breach of any provision of this Agreement be construed as a waiver of any continuing or succeeding breach of such provision unless otherwise expressly provided.

17.	CURRENCY

All amounts in this Agreement are stated and will be paid in U.S. currency

18.	GOVERNING LAW

This Agreement is to be governed by and construed in accordance with the laws of the State of Nevada.

19.	ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Reno, Nevada, in accordance with the rules of the American Arbitration Association then in effect by an arbitrator selected by both parties within 10 days after either party has notified the other in writing that it desires a dispute between them to be settled by arbitration. In the event the parties cannot agree on such arbitrator within such 10-day period, each party shall select an arbitrator and inform the other party in writing of such arbitrator's name and address within 5 days after the end of such 10-day period and the two arbitrators so selected shall select a third arbitrator within 15 days thereafter; provided, however, that in the event of a failure by either party to select an arbitrator and notify the other party of such selection within the time period provided above, the arbitrator selected by the other party shall be the sole arbitrator of the dispute. Each party shall pay its own expenses associated with such arbitration, including the expense of any arbitrator selected by such party and the Company will pay the expenses of the jointly selected arbitrator. The decision of the arbitrator or a majority of the panel of arbitrators shall be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereover in the United States or Canada. Punitive damages shall not be awarded. The arbitrator shall be authorised to order specific performance or other equitable relief in the event that the Executive breaches this Agreements.

IN WITNESS WHEREOF the Corporation and the Consultants have executed this Agreement as of the date first above written.

SILVER RESERVE CORP.	1408943 ALBERTA LTD.

By: /s/Todd Montgomery	By: /s/ Mason Douglas
Todd Montgomery	Mason Douglas
Title: CEO	Title: Director